Exhibit 99.1

B&G Foods Acquires the TrueNorth® Brand from DeMet’s Candy Company

Parsippany, N.J., May 7, 2013 —B&G Foods, Inc. (NYSE: BGS) announced today that it has acquired the TrueNorth nut cluster brand from DeMet’s Candy Company effective May 6, 2013.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated “We are delighted to welcome TrueNorth to the B&G Foods family.  TrueNorth, which offers a 100% natural snacking experience, is the first addition to our snacks portfolio since we entered the category last October by acquiring the New York Style, Old London, JJ Flats and Devonsheer brands.”

TrueNorth nut clusters combine freshly roasted nuts, a dash of sea salt, and just a hint of natural sweetness.  Their bite-sized shape makes them ideal for between meal snacking and on the go nourishment.  TrueNorth nut clusters are a satisfying, delicious way to experience the goodness of nuts.  TrueNorth varieties include: Almond Pecan Crunch, Chocolate Nut Crunch and Cashew Crunch.

Terms of the transaction were not disclosed.  Houlihan Lokey Capital, Inc. served as the investment banking advisor to DeMet’s.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2012 filed on February 26, 2013.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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